Exhibit 10.12

BIOND PHOTONICS INC

June 10, 2021

Steven DenBaars

[Address]

[Address]

Re: Advisory Services Agreement with Biond Photonics Inc.

Dear Steven:

This letter agreement is to confirm our understanding with respect to your role as a business advisor to Biond Photonics Inc. (the “Company”). On behalf of the Company, I would like to state that we are delighted by your interest in the Company and your willingness to provide advisory services to the Company. We look forward to a mutually beneficial association with you on the following terms:

1. Advisory Services. As an advisor to the Company, you agree to perform the services listed in Exhibit A (the “Services”). [The Services will, in part, be performed to achieve the near and medium-term objectives listed in Exhibit B.]

2. Informal Management Consultations. In addition to the advisory services, from time to time, I and possibly other members of the Company’s management, may contact you informally to provide advice relating to the Company’s business. You agree to be available to the Company’s management for consultations by telephone, mail or in person, as your time and other business activities permit. You also agree to use reasonable efforts to attend meetings, if any, of the Company’s advisors, which we anticipate will occur infrequently.

3. Future Financing. As you may be aware, the Company has been and continues in exploring multiple paths for obtaining the capital required to fund its business plan. One of those would involve the assistance of Montrose Capital Partners (“MCP”) in facilitating a private placement (the “Private Placement”) of Company securities.

4. Compensation. You will be granted an opportunity to purchase additional restricted shares of the Company’s Common Stock (the “Shares”) so that your total holdings, including the shares issued to you in February 2021, will be 189,360, which will represent 6% of the Company’s outstanding shares at the time of issuance of the Shares to you and the concurrent share issuances to other advisors. The Shares will be subject to the terms, including vesting terms, set forth in the restricted stock purchase agreement to be entered into by and between you the Company.  All restricted shares shall be subject to a four-year vesting schedule. Beginning at the completion of the Private Placement and continuing for so long thereafter as you remain an active advisor to the Company 1/24th of the Shares will vest on the last day of each calendar month.  If, after the completion of the Private Placement and the related business combination occurring therewith, the Company is again acquired while you are still serving as an advisor, the vesting of all of the Shares that are then unvested will accelerate immediately prior to the closing of the acquisition; in that regard, we further agree that the vesting acceleration provisions applicable to the shares issued to you in February are hereby modified so that the acceleration benefits shall only be applicable to an acquisition of the Company that occurs after the private placement. The purchase price of the Shares will be $0.015 per share and represents the fair market value of the shares.

5. Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your services under this letter agreement, provided that the chief executive officer (or his designated employee) of the Company approves any such expenses in advance.

6. Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company, unless otherwise agreed by and between you and the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with your services under this letter agreement, and you agree to pay all self-employment and other taxes thereon.

7. Property of the Company. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to the Company pursuant to this letter agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.

8. Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 8 or otherwise in this letter agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit C.

9. Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part, including any applicable regulations of any employer. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization. Company is also aware or your employment obligations at the University of California Santa Barbara and duties to the Board of Akoustis.

10. Non-Solicitation. During the term in which you provide services to the Company pursuant to this letter agreement and for one year thereafter, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.

11. Termination. Either you or the Company may terminate this letter agreement on delivery of written notice to the other party. The provisions of Sections 6-12 hereof will survive any expiration or termination of this letter agreement.

12. Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This letter agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument, and counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method.

If the foregoing represents your understanding of your role as an advisor to the Company, and your commitment to participation in a private placement facilitated by MCP, please sign below and return the executed letter agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in and support of Biond Photonics and look forward to a mutually beneficial association.

Very truly yours,

Biond Photonics Inc.

By:	/s/ Jonathan Klamkin
Name:	Jonathan Klamkin
Title:

AGREED AND CONSENTED TO:

/s/ Steven DenBaars
Signature

Steven DenBaars

EXHIBIT A

Description of Advisory Services

The Advisor will provide general technical and strategic guidance for the benefit of the Company. When applicable, the Advisor will assist to identify potential future strategic business partners, employees, and customers.

EXHIBIT B

NEAR AND MEDIUM TERM GOALS AND OBJECTIVES

The Advisor will assist with the ongoing financing and support due diligence inquiries from investors.

EXHIBIT C

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.